UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported) May 9, 2005

Cognex Corporation

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

000-17869	04-2713778

(Commission File Number)	(IRS Employer Identification No.)

One Vision Drive, Natick, Massachusetts	01760-2059

(Address of Principal Executive Offices)	(Zip Code)

(508) 650-3000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement;

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 9, 2005, Cognex Corporation (“Cognex”) entered into a definitive Agreement and Plan of Merger (the “Agreement”) with DVT Corporation (“DVT”), a privately-held company located in Duluth, Georgia, and Tango Acquisition Corp., a wholly-owned subsidiary of Cognex (“Acquisition Sub”). Under the terms of the Agreement, on the same date, Acquisition Sub was merged with and into DVT and, as a result, DVT became a wholly-owned subsidiary of Cognex. DVT is a provider of low-cost, easy-to-use vision sensors.

The merger consideration to DVT equity holders consisted of approximately $115 million in cash, of which (a) $104 million was paid by Cognex at the closing and (b) $11 million was deposited into an escrow account at the closing in order to satisfy certain indemnification claims that Cognex may have against DVT’s former shareholders, as well as certain post-closing purchase price adjustments. Payment of the merger consideration was made by Cognex from its cash and investment balances.

The above is a brief summary of the significant provisions of the Agreement. This summary is not complete and is qualified in its entirety by reference to the copy of the Agreement attached as Exhibit 2.l to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

To the extent required by this item, financial statements of DVT will be filed by amendment no later than July 25, 2005.

(b) Pro Forma Financial Information.

To the extent required by this item, pro forma financial information will be filed by amendment no later than July 25, 2005.

(c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated May 9, 2005, by and among Cognex Corporation, Tango Acquisition Corp. and DVT Corporation (excluding schedules and exhibits, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COGNEX CORPORATION
Dated: May 11, 2005	By:	/s/ Richard A. Morin
		Name:	Richard A. Morin
		Title:	Senior Vice President of Finance, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated May 9, 2005, by and among Cognex Corporation, Tango Acquisition Corp. and DVT Corporation